Exhibit 21.1

VENTURE FINANCIAL GROUP, INC.
Subsidiaries Owned at December 31, 2005

Name of Subsidiary	Trade Name	State of Incorporation
Venture Bank	Same	Washington
First Community Financial Group Capital Trust I	Same	Washington
First Community Financial Group Capital Trust II	Same	Washington